Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of March 8, 2012

among

Expedition Holding Company, Inc.,

Expedition Merger Sub, Inc.

and

Quest Software, Inc.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2012 (this “Agreement”), is by and among Expedition Holding Company, Inc., a Delaware corporation (“Parent”), Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Quest Software, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and negotiate any proposal made by Parent, including the Merger and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Merger and recommending that the stockholders adopt this Agreement;

WHEREAS, the Company Board has (i) determined that the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger, and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately prior to consummation of the Merger and as an integral part of the transactions contemplated hereby, (i) the Rollover Investors will transfer to Parent shares of Company Common Stock in exchange for stock of Parent, and (ii) other Persons will transfer to Parent cash in exchange for stock of Parent, such that the transfers described in clauses (i) and (ii), together, are intended to qualify as transfers within the meaning of Section 351(a) of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture

Partners Coinvestment Fund II, L.P., Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Rollover Investors and the Company are entering into an agreement in the form attached as Exhibit A hereto pursuant to which the Rollover Investors have agreed, in certain circumstances, to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another date, time, or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), neither Parent nor Merger Sub shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent to the Company on no less than three business days’ written notice to the Company and (b) the next business day after the final day of the Marketing Period.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated to conform to Exhibit B; and (ii) the bylaws of the Company shall be amended and restated to conform to Exhibit C, as in effect immediately prior to the Effective Time.

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS AND RESTRICTED STOCK UNITS

Section 2.1 Effect on Capital Stock. Subject to Section 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time (including all shares of Company Common Stock contributed to Parent by the Rollover Investors (collectively, the “Rollover Shares”)), shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), Rollover Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $23.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), or non-certificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit or cause to be deposited such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. No such investment, and no losses thereon, shall affect the aggregate Merger Consideration payable to former holders of Company Common Stock. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a).

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree to prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock previously represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts any of them reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such share of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead shall be entitled to receive the fair value of such shares of Company Common Stock as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.4 Company Stock Options and Restricted Stock Units.

(a) At or prior to the Effective Time, the Company shall take all actions necessary to:

(i) terminate each Company Stock Plan as of the Effective Time;

(ii) cancel, as of the Effective Time, each option to purchase shares of Company Common Stock granted under any Company Stock Plan (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option), as of immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b) or (c); and

(iii) cancel, as of the Effective Time, each outstanding restricted stock unit to acquire or receive shares of Company Common Stock granted under any Company Stock Plan (each, a “Restricted Stock Unit”) that is outstanding, as of immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(d); and

(iv) ensure that, after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Options or Restricted Stock Units.

(b) Except as otherwise agreed to by Parent and a holder of a Vested Option, each Vested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be converted into the right to receive as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Vested Option (subject to applicable Tax withholding and without interest). Each Vested Option, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of such Vested Option shall cease to have any rights with respect thereto, except the right to receive the Designated Consideration. In the event that the exercise price per share of any Vested Option or Unvested Option is equal to or greater than the per share Merger Consideration, such Vested Option or Unvested Option shall be cancelled without payment therefor and have no further force or effect. For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable per share of Company Common Stock issuable under such Option.

(c) Except as otherwise agreed to by Parent and a holder of an Unvested Option, each Unvested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Option, and (ii) the Designated Consideration (subject to applicable Tax withholding and without interest). Payments pursuant to this Section 2.4(c) will be payable on such date or dates and subject to such conditions (including the holder’s continued employment through any date(s)) as determined by the Company in accordance with the Company Stock Plans, subject to the approval of the Rollover Investor. Each Unvested Option, when so converted, shall no longer represent the right to acquire Company Common Stock and shall represent the right to receive the Designated Consideration as set forth in this Section 2.4(c). Except as otherwise provided in a Company Stock Plan or an individual grant agreement related to the Options, no acceleration of the vesting of the Options shall take place as a result of the consummation of the Transactions.

(d) Each Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time shall be converted into the right to receive, on the same terms and conditions (except as specifically provided in this Agreement) as were applicable to such Restricted Stock Unit, on each date (each a “RSU Vesting Event”) in which shares of Company Common Stock subject to such Restricted Stock Unit would have become vested and exercisable, and provided that the holder of such Restricted Stock Unit is still employed by the Company or the Parent on such date a cash amount equal to the Merger Consideration for each share of Company Common Stock then subject to the Restricted Stock Unit that would have otherwise vested on such RSU Vesting Event (subject to applicable Tax withholding and without interest). Each Restricted Stock Unit, when so converted, shall no longer represent the right to acquire Company Common Stock and shall represent the right to receive the cash consideration as set forth in this Section 2.4(d). Except as otherwise provided in a Company Stock Plan or an individual grant agreement related to the Restricted Stock Units, no acceleration of the vesting of the Restricted Stock Units shall take place as a result of the consummation of the transactions contemplated hereby, including the Merger.

Section 2.5 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as (A) set forth in such statement or in the corresponding Section of the definitive disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made) or (B) disclosed in any Company SEC Document (as hereinafter defined) filed on or after January 1, 2011 and prior to the date hereof (the “Filed SEC Documents”), other than the exhibits and schedules to the Filed SEC Documents or disclosures in such Filed SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature.

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on March 5, 2012 (the “Capitalization Date”), (i) 83,546,877 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 15,816,222 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options and Restricted Stock Units under the Company Stock Plans and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (i) a list of all holders of Options under the Company Stock Plans, the date of grant, the expiration date, the number of shares of Company Common Stock subject to such Option, the price per share at which such Option may be exercised and the Company Stock Plan under which such Option was issued and (ii) a list of all holders of Restricted Stock Units, the date of grant, the number of Restricted Stock Units owned by each such holder, the vesting schedule thereof and the Company Stock Plan under which such Restricted Stock Unit was issued. Each Option and Restricted Stock Unit (A) was appropriately authorized by the Company Board (or an authorized committee thereof) and granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) with respect to each Option, each Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (C) has a grant date identical to the date on which the Company Board or a committee thereof actually awarded such Option. Other than those that have been corrected in accordance with applicable IRS guidance, no Option or Restricted Stock Unit is or has ever been “nonqualified deferred compensation” subject to Section 409A of the Code.

(c) Except as described in this Section 3.2 or in Section 3.2(b) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind (other than the Company Stock Plans) which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Other than as set forth in Section 3.2(c) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common

Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Options or Restricted Stock Units referred to above that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all liens, pledges, security interests and transfer restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (in each case, to the extent applicable) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(f) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness identified in Section 3.2(f) of the Company Disclosure Schedule. For purposes of this Section 3.2(f) only, the term “Indebtedness” shall include only those items referred to in clauses (i) and (ii) of “Indebtedness” as such term is defined in Section 8.12.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable this Agreement, the Merger and the Transactions, (iii) approved this Agreement, the Merger and the Transactions and (iv) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Company Board has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Majority Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is legally required to adopt this Agreement; provided, however that in addition to the foregoing the Company shall require the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock, with such outstanding shares of Company Common Stock used for purposes of calculating a majority thereof excluding any shares of Company Common Stock held by Parent, Merger Sub or any of the Rollover Investors, at the Company Stockholders Meeting or any adjournment or postponement thereof, in favor of the adoption of this Agreement (together with the Majority Stockholder Approval, the “Company Stockholder Approval”).

Section 3.4 Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and in compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Global Select Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the Antitrust Laws and (iv) the approvals set forth in Section 3.4 of the Company Disclosure Letter (the “Company Approvals”), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2010, the Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 1, 2010 (other than is publicly available). To the Knowledge of the

Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in accordance with GAAP (except as may be indicated therein or in the notes thereto). Since January 1, 2010, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) disclosed in the balance sheet of the Company and its Subsidiaries as of December 31, 2011 (the “Balance Sheet Date”) (other than in the notes thereto) included in the Filed SEC Documents (the “Company Balance Sheet”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, (iv) incurred under any Material Contract (as defined below) other than liabilities or obligations due to breach thereunder, or (v) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2010, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(e) The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.6 Absence of Certain Changes. Since December 31, 2011 through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any event, change or occurrence that, individually or in the aggregate has had or, would reasonably be expected to have a Material Adverse Effect, and (c) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Section 5.1(a)(i) (except to the extent disclosed pursuant to Section 3.2(a)), Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi), Section 5.1(a)(xiii) or Section 5.1(a)(xviii) (solely to the extent applicable to Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi) or Section 5.1(a)(xiii)).

Section 3.7 Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, decree, writ or other requirement imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, (B) to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries, and (C) there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 3.8 Compliance With Laws; Permits; Regulations.

(a) The Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance with all, and have not breached or violated any, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Authority having the effect of law (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company is not currently aware that the Company, its Subsidiaries or its employees have corruptly given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”), to influence that official to obtain or return business or to secure some other improper advantage. The Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect, in all material respects, transactions and have devised and maintained a system of internal accounting controls reasonably designed to comply with the FCPA.

Section 3.9 Affiliate Transactions. Since January 1, 2010, other than any transactions between the Company or any of its Subsidiaries on the one hand, and any Rollover Investor on the other, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that were required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Documents publicly filed prior to the date hereof.

Section 3.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income Tax Returns and all other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries has timely paid all Taxes owed by it that are due and payable (whether or not shown on any Tax Returns). The unpaid Taxes of the Company and its Subsidiaries as of the Balance Sheet Date did not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (other than in the notes thereto), and the Company has not since the Balance Sheet Date incurred any liability for Taxes other than in the ordinary course of business.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f) All amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advance memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (excluding customary Tax indemnification obligations in commercial contracts not primarily relating to Taxes) or otherwise.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority responsible for the collection or enforcement of taxes, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan and separately identifies each material Company Plan that is subject to the laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”). The Company has made available to Parent true, correct and complete copies of, to the extent applicable, (1) the plan document for each material Company Plan, including any amendments thereto, or, in the case of unwritten material Company Plans, written descriptions thereof, in each case other than any Foreign Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Laws relating to the safeguarding of data privacy and is identified as such on Section 3.11(a) of the Company Disclosure Letter, (2) the most recent annual report (Form 5500 series or local law equivalent) required to be filed with the IRS with respect to each Company Plan and the two most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each Company Plan, (4) the most recent summary plan description or similar document for each Company Plan subject to the laws of the United States (each, a “U.S. Company Plan”) and material Foreign Company Plan, (5) each insurance or group annuity contract or other funding vehicle relating to any U.S. Company Plan and material Foreign Company Plan, and (6) each employee handbook or other similar employee communication.

(b) Each Company Plan complies in form and has been, in all material respects, established, maintained, administered, and funded in compliance with its terms and applicable Laws, including ERISA, the Code and similar non-U.S. laws, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. All contributions to the Company Plans that were required to be made by the Company or any Subsidiary of the Company under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid. Neither the Company nor its Subsidiaries is or reasonably could be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to any Company Plan.

(c) Neither the Company nor any other Person (or any of their predecessors) that would be or, in the preceding six completed calendar years, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(d) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries.

(f) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.

(g) With respect to each Foreign Company Plan, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Company Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Knowledge of the Company, has been maintained in good standing with applicable requirements of the Governmental Authorities, and if intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Company Plans.

Section 3.12 Labor and Employment Matters. Except as disclosed in Section 3.12(a) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any labor or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage affecting any employees of the Company or any of its Subsidiaries; (v) as of the date hereof, there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws related to employment, employment practices, wages, hours, overtime, worker classification and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

Section 3.13 Environmental Matters. Except for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Environmental Permits, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (D) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries except in compliance with applicable Environmental Laws.

Section 3.14 Intellectual Property.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Registered Intellectual Property. To the Knowledge of the Company, no interference, opposition, reissue, reexamination, or similar proceeding is pending that could reasonably be expected to affect in any material respect the ownership, validity, enforceability, or scope of such Registered Intellectual Property. All filings, payments, and other actions required to be made or taken to maintain each item of Registered Intellectual Property in full force and effect have been made by the applicable deadline, except in regard to Registered Intellectual Property that the Company in its reasonable business judgment has determined to abandon or permit to lapse. The Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. Except as set forth in Section 3.14(a)(i) of the Company Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened contesting or challenging enforceability, scope, validity, ownership, or use by the Company or any Subsidiary of any Owned Intellectual Property.

(b) To the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have, and immediately upon consummation of the Transaction will continue to have, the right to use, free and clear of all Liens except for Permitted Liens, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to Intellectual Property.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, or infringe the Intellectual Property rights of any other Person, and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any third party.

(e) The Company and its Subsidiaries take and, since January 1, 2010, have taken, commercially reasonable actions to maintain, preserve, and protect, in all material respects, any Owned Intellectual Property, including by (i) requiring, through signed written agreement or binding employment policy, all Persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes expressed in the applicable agreement; and (ii) entering into signed written agreements with Persons who are employees or independent contractors of the Company or any of its Subsidiaries, and whose day-to-day activities as an employee or contractor involved in the creation of Intellectual Property for the Company or any of its Subsidiaries, governing the assignment and ownership of such Intellectual Property to the Company and its Subsidiaries.

(f) The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that, if followed, ensure that the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws. Except as set forth in Section 3.14(f) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2010, there have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

(g) The Company and its Subsidiaries possess or control the source code, object code, and internal technical documentation for all Owned Software currently offered for license by the Company and its Subsidiaries. No Person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to any material Owned Software, except for unassignable moral rights and rights in copyrights that are unassignable by Law. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company or its Subsidiary’s rights in such Owned Software. Except with respect to the source code escrow commitments set forth in Section 3.14(g) of the Company Disclosure Letter, no material Owned Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any Person any source code of any material Owned Software.

(h) The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Owned Software, and to the Knowledge of the Company, the Owned Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(i) Except as set forth in Section 3.14(i) of the Company Disclosure Letter, none of the Owned Software is subject to any license, commonly referred to as a “copyleft” or “open source” license, that as used, modified, or distributed by the Company or any of its Subsidiaries: (i) requires, or has as a condition of its use or distribution, the disclosure, licensing, or distribution of any Owned Software source; or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any Owned Software on a royalty-free basis.

(j) The execution, delivery and performance of this Agreement, and consummation of the Transactions, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property (ii) the termination of any material license of Intellectual Property to the Company or any of its Subsidiaries; (iii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

Section 3.15 Rights Agreement; Anti-Takeover Provisions.

(a) As of the date of this Agreement, the Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b) The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL and no other action of the Company Board shall be required with respect to Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all necessary action so that the restrictions of any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company or similar provisions under the Company Charter Documents do not, and will not, apply to this Agreement, the Merger or the Transactions contemplated hereby.

Section 3.16 Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”) as of the date hereof. The Company has made available to Parent and Merger Sub copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of same. The Company and its Subsidiaries have good and marketable fee simple title in all material respects to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances). None of the Company, any of its Subsidiaries or any Owned Real Property is in material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property.

(b) To the Knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and the Company has not received any notice of any such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property. To the Knowledge of the Company there are no public improvements or re-zoning measures proposed or in progress that will result in special assessments against or otherwise adversely affecting any of the Owned Real Property and the Company has not received any notice of any such proposed public improvements or re-zoning measures by any Governmental Authority.

(c) Section 3.16(c) of the Company Disclosure Letter contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto, with respect to all material real property leased, licensed, subleased or otherwise used or occupied by the Company and its Subsidiaries as lessee or sublessee to third parties (the “Company Leases”, and together with the Owned Real Property, the “Company Real Property”). True, complete and accurate copies of the Company Leases have been delivered to Parent and Merger Sub prior to the date hereof. None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party any right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to any portion of the Owned Real Property.

(d) Except as does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) Each of the Company Leases is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each of the Company Leases, (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each of the Company Leases, free and clear of all Liens (other than Permitted Encumbrances), (iv) all required deposits and additional rents due to date pursuant to each Company Lease have been paid in full, (v) none of the Company or its Subsidiaries has prepaid rent or any other amounts due under a Company Lease more than thirty (30) days in advance, (vi) no party has any rights of offset against any rents, required security deposits and additional rents payable under a Company Lease, (vii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any of the Company Leases, and (viii) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under any of the Company Leases.

(e) The Company Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(f) The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) relate to Indebtedness and having an outstanding amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than accounts receivable and payables incurred or arising in the ordinary course of business;

(iv) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $5,000,000 and which were entered into on or after January 1, 2009, or (B) that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company or any of its Subsidiaries of $5,000,000 or more or (b) aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) are sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either (a) annual payments to the Company and its Subsidiaries of

$5,000,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(viii) are agreements entered into since January 1, 2010 pursuant to which the Company or any of its Subsidiaries has granted a license, including any waiver, release, or covenant-not-to sue, with respect to Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business;

(ix) are not terminable on less than ninety (90) days’ notice and contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any line of business or geographical area or with any Person, except to the extent such Contracts are immaterial to the conduct of the business of the Company and its Subsidiaries taken as a whole;

(x) provides for the payment, increase or vesting of any benefits or compensation in connection with the Transactions (other than a Company Plan); or

(xi) provides compensation, severance or other benefits or rights to any officer, director, employee, consultant, or other individual (other than a Company Plan).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) to the Knowledge of the Company, the Company has not received any notice from any Person that such Person intends to terminate, or not renew, any

Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect; and (vi) the completion of the Transactions will not cause the expiration, termination or breach of any Material Contract, or the acceleration of any payment obligation or the alteration of any material terms of any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Suppliers. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) the ten largest customers (“Customers”) by dollar volume of the aggregate net sales to such customers from January 1, 2011 through February 29, 2012, and (b) the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from January 1, 2011 through February 29, 2012). None of the Customers or Suppliers has terminated or adversely changed, or has informed the Company that it intends to terminate or adversely change, significantly its relationship with the Company. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary.

Section 3.19 Insurance. (a) All material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with industry practices and (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default of any insurance policy, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies.

Section 3.20 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the aggregate Merger Consideration to be received by holders of shares of Company Common Stock, other than the Rollover Investors, is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, following receipt thereof by the Company.

Section 3.21 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any Person identified in this Section 3.21 is entitled to any fees and expenses in connection with the Transactions.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in such statement or in the corresponding Section of the definitive disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”):

Section 4.1 Organization; Standing. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.3 Governmental Approvals. Except for (i) any filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) any filings required under, and in compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities other than those relating to the Transactions.

Section 4.5 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letters”) from each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (collectively, the “Equity Providers” and each an “Equity Provider”) to each provide, in each case subject only to the conditions precedent expressly set forth therein (the “Equity Financing Conditions”), equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), (ii) an executed rollover commitment letter (the “Rollover Letter”) from Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 (collectively, the “Rollover Investors”) to contribute to Parent, subject only to the conditions precedent expressly set forth therein (the “Rollover Investment Conditions”), the amount of Company Common Stock expressly set forth therein (the “Rollover Investment”) and (iii) an executed commitment letter and forms of fee letters, redacted only to remove the fees payable to a financing source, “market flex” provisions and “securities demand” provisions (none of which would adversely affect the amount or availability of the Debt Financing or the conditions precedent to the Debt Financing), from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) to provide, subject only to the conditions precedent set forth therein (the “Debt Financing Conditions”, and together with the Equity Financing Conditions collectively referred to as the “Financing Conditions”), debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). The Financing Letters and the Rollover Letter are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties hereto. As of the date of this Agreement, none of the Financing Letters or the Rollover Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Assuming (i) the Financing is funded in accordance with the Equity Funding Letters and the Debt Commitment Letter, as

applicable, (ii) the contribution contemplated by the Rollover Letter is made in accordance with the terms of the Rollover Letter and (iii) the conditions set forth in Section 6.2(a) and Section 6.2(b) are satisfied, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, together with the Company’s available cash, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and Designated Consideration and any other amounts required to be paid by Parent, Merger Sub and the Company in connection with the consummation of the Transactions and to pay all related fees and expenses. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters and the Rollover Letter that are payable on or prior to the date of this Agreement, and Parent represents that any other fees that are due under the Financing Letters and the Rollover Letter are required to be paid no earlier than the Closing or the termination of this Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Letters or the Rollover Letter; provided that in making the representations and warranties in this sentence, Parent is assuming that the condition set forth in Section 6.2(a) will be satisfied as of the Effective Time. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing or that any of the conditions to the contribution contemplated in the Rollover Letter will not be satisfied or that the contribution contemplated by the Rollover Letter will not be made to Parent on or before the date of the Closing; provided that in making the representations and warranties in this sentence, Parent is assuming that the condition set forth in Section 6.2(a) will be satisfied as of the Effective Time. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein, and the Rollover Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the contribution to Parent described therein. Other than as set forth in Section 4.5 of the Parent Disclosure Letter, and other than a customary engagement letter and an administration fee letter to be entered into in connection with the Debt Financing that do not add any additional Financing Conditions, as of the date hereof, there are no side letters and (except for the Financing Letters and the Rollover Letter) there are no other agreements, contracts or arrangements, whether written or oral, with any lender or any other Person, related to the financing or investing, as applicable, of any amount of the Financing, the Financing Conditions, any amount of the contribution contemplated by the Rollover Letter or the Rollover Investment Conditions.

Section 4.6 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guaranty of the Guarantors with respect to certain matters on the terms specified therein (the “Guaranty”). The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

Section 4.7 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Parent, the Company, any Company Subsidiary or any other Person. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions, including the Financing and the payment of the aggregate Merger Consideration and the Designated Consideration and any repayment or refinancing of Indebtedness that may be contemplated in the Financing Letters, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the condition set forth in Section 6.2(a) is satisfied, and (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, and immediately after the Effective Time, each of Parent, the Surviving Corporation and each subsidiary of the Surviving Corporation will be Solvent. For purposes of this Section 4.7, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination:

(a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the total amount of all liabilities of such Person, including contingent and other liabilities, as of such date, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts, including contingent liabilities, as such debts become absolute and matured;

(b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and

(c) such Person will be able to pay its liabilities including contingent and other liabilities, as they mature.

(d) For purposes of the preceding sentence, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8 DGCL Section 203. Except as set forth in Section 4.8 of the Parent Disclosure Letter, none of Parent, Merger Sub, any Guarantor or any of their Affiliates (excluding the Company and its Subsidiaries) are subject to any written “agreements, arrangements or understandings,” as such terms are used in Section 203 of the DGCL, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, litigations, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Authority, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 WARN Act. As of the date of this Agreement, neither Parent nor Merger Sub has taken any action that could reasonably be expected to result in an involuntary termination of a number of Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

Section 4.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim, other than a claim for fraud, against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, without limiting the assumptions set forth in Section 4.7, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, nor any other Person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.14 Investigation; No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub has conducted its own investigation of the Company and each Subsidiary of the Company and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and each Subsidiary of the Company and the electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub and their respective Affiliates possesses such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Subsidiaries of the Company that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

Section 4.15 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) Except as required by applicable Law or expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or as expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interest, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity or voting interest; provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy Tax obligations with respect to Options or Restricted Stock Units, acquisitions in connection with the forfeiture of equity awards under the Company Stock Plans, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest; or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest, it being understood that nothing in this Section 5.1(a)(i) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(ii) enter into any collective bargaining agreement or similar agreement with a labor union or works council;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness, except (x) any obligations for the deferred purchase price of property, goods or services to any Person incurred in connection with any acquisition permitted pursuant to Section 5.1(a)(vii), (y) capital contributions pursuant to any limited partnership agreements to which the Company or any Subsidiary is a party as of the date of this Agreement or as allowed to be entered into, or (z) minority investments not to exceed $2,000,000, individually, or $10,000,000, in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(iv) adopt or implement any stockholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $10,000,000, except (A) dispositions of obsolete or worthless assets, (B) transfers among the Company and its Subsidiaries or (C) in the ordinary course of business;

(vi) make or authorize capital expenditures except (x) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent, (y) in the ordinary course of business consistent with past practice, or (z) such expenditures as do not exceed $2,000,000, individually, or $10,000,000, in the aggregate;

(vii) make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $5,000,000, individually, or $15,000,000, in the aggregate;

(viii) (A) increase the compensation or benefits in respect of, any of its directors or executive officers, other than as required by the terms of any Company Plan or as required by applicable Law, (B) increase the salaries, wages or benefits of employees who are not executive officers or directors of the Company, other than (x) as required by the terms of any Company Plan, (y) as required by applicable Law, (z) in the ordinary course of business and consistent with past practice, or (aa) as the Company deems in its reasonable discretion to be necessary in order to compensate such employee at a level consistent with market practice, up to an aggregate of $250,000, (C) enter into any severance, change-in-control, retention, employment or other agreement with any employee, director or independent contractor, (D) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, other than as required by Law; (E) take any action to fund the payment of compensation or benefits under any Company Plan (unless required by the terms of any Company Plan); (F) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Plan; or (G) extend an offer of employment to, or hire, any candidate for a senior vice president or more senior position, or any employee with an annual base salary in excess of $175,000; provided that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (in each case in the ordinary course of business consistent with past practice) plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by applicable Law, including without limitation a change in GAAP;

(x) (A) modify, amend, terminate or waive in a manner that is adverse to the Company any rights under any material provision of a Material Contract other than in the ordinary course of business, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract, other than in the ordinary course of business or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby (except as set forth in Section 5.1(a)(vii));

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary, other than (A) Subsidiaries acquired after the date of this Agreement or (B) in accordance with Section 5.1(a)(xiii), and it being understood that nothing in this Section 5.1(a)(xi) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(xii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any Subsidiary that is material to the conduct of the business of the Company or any Subsidiary, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such Intellectual Property;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries);

(xiv) grant (A) any Lien (other than Permitted Liens) in any of its material assets, or (B) any Encumbrance (other than Permitted Encumbrances) in any of the Company Real Property;

(xv) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvi) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires payment to or by the Company or any Subsidiary of the Company (exclusive of attorney’s fees) in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, or (C) involves the issuance of Company Securities or equity or voting interests in any Subsidiary of the Company;

(xvii) except as required by Law, (a) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) intentionally surrender any right to claim for a material Tax refund; (e) file any amended Tax Return (other than to correct an identified error); (f) enter into any closing agreement or (g) waive or extend the statute of limitations in respect of any income or other material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 7, 2012 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. During the Go-Shop Period, if the Company Board or a committee thereof believes in good faith that any Takeover Proposal may reasonably be expected to lead to a Superior Proposal, then the Company shall promptly provide to Parent a redacted copy of such Takeover Proposal, which redacted copy shall include disclosure of the proposed price and material conditions.

(b) The Company shall and shall cause each of its Subsidiaries and their respective Representatives (i) beginning at 12:00 a.m. (on New York City time) on May 8, 2012 (the “No-Shop Period Start Date”), to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons (other than a Qualified Go-Shop Bidder) that may be ongoing with respect to a Takeover Proposal and request that any such Person (other than a Qualified Go-Shop Bidder) promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal. Notwithstanding the commencement of the obligations of the Company under this Section 5.2(b), from and after the No-Shop Period Start Date, the Company may continue to engage in the activities described in clauses (A) through (C) of this Section 5.2(b) with respect to a Qualified Go-Shop Bidder, including with respect to any amended Takeover Proposal submitted by a Qualified Go-Shop Bidder following the No-Shop Period Start Date; provided, however, that, the obligations set forth in Section 5.2(d) and Section 5.2(e) shall apply at all times with respect to any such Qualified Go-Shop Bidder and its Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any material breach of this Section 5.2, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. Prior to taking any of the actions referred to in this Section 5.2(c), the Company shall notify Parent and Merger Sub that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.2(c).

(d) Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a current basis and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2. Following the No-Shop Period Start Date, if the Company Board receives a Takeover Proposal, then the Company shall promptly provide to Parent a redacted copy of such Takeover Proposal, which redacted copy shall include disclosure of the identity of the Person that submitted such Takeover Proposal, as well as the proposed price and material conditions.

(e) Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Company Board shall not (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the

Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or in a manner adverse to Parent modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”), (iii) take any action pursuant to Section 7.1(d)(ii), or (iv) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal. Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal not solicited in a manner that constitutes a material violation of this Section 5.2, or terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver, or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that in connection with the Takeover Proposal of any bidder (w) the Company has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto (other than the same type of redactions permitted by Section 4.5)), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Letters and the Guaranty such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least two business days; and provided, further that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the applicable Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Parent, modify, the Company Board Recommendation (“Change of Recommendation”) if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (x) the Company Board has given Parent at least three business days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters, the Rollover Letter and the Guaranty in such a manner that would obviate the need for taking such action, and (z) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Except to the extent provided in Section 5.2(d) or Section 5.2(e), nothing in this Section 5.2 shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of its fiduciary duties under applicable Law; provided that any disclosures (other than those made pursuant to clause (ii) of this Section 5.2(g)) permitted under this Section 5.2(g) that is not an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any written Takeover Proposal that the Company Board has determined, after consulting with the Company’s outside legal counsel and independent financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (other than the Rollover Investors) from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company, acting through the Company Board, shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Global Select Market to promptly and duly call, give notice of, convene and hold, subject to the time requirements of Section 5.3(b), a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies giving the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents, the rules of The Nasdaq Global Select Market or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) Within thirty five (35) calendar days after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or the Schedule 13E-3. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement and the Schedule 13E-3 will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, filing the Schedule 13E-3 or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or respond and shall include in such document or response comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement and the Schedule 13E-3 (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting and, with respect to the Schedule 13E-3, the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) unless, with respect to any action, another standard of performance is expressly provided for herein, take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the other party’s (with respect to Parent and Merger Sub) or parties’ (with respect to the Company) conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, title affidavits (including non-imputation affidavits) and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (in the case of each of clause (i) and (ii), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.4(c) below). For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that the restrictions of any state takeover statute or similar Law are not, and do not become, applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

(c) Each party hereto agrees to make any required filings of Notification and Report Forms pursuant to the HSR Act and to make any other required filings or submissions with foreign antitrust or competition authorities with respect to the Transactions as promptly as practicable (and with respect to Notification and Report Forms pursuant to the HSR Act within fifteen (15) business days of the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Further, Parent agrees to promptly take any and all steps, and to cause each Subsidiary, Affiliate and joint venture of Parent, including any Person that controls or has contributed equity to Parent, to promptly take any and all steps necessary to avoid or eliminate each and every impediment, including avoiding the commencement of any action to prohibit the Transactions, and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, including agreeing to sell, license, hold separate or otherwise dispose of any of their assets or business owned as of the date hereof, in whole or in part, or to conduct or limit any aspect of any of their assets or business in any specified manner, provided that the impacted assets and businesses have a total aggregate value, and generated revenues for the year ended December 31, 2011, not in excess of $100 million, so as to enable the parties to close the Transactions no later than the Outside Date; provided, however, nothing in this Section 5.4 shall permit the Company to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions without the prior written consent of Parent; provided, further, nothing in this Section 5.4 shall permit Parent or Merger Sub to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions, without the prior written consent of the Company.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act.

Section 5.5 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Letters, and the contribution contemplated by the Rollover Letter pursuant to the terms thereof, and shall not permit any amendment or modification to be made to, or any waiver of any material provision under the Financing Letters or the Rollover Letter, if such amendment, modification or waiver (x) with respect to the Financing Letters, reduces the aggregate amount of the Financing or, with respect to the Rollover Letter, reduces the amount of Company Common Stock to be contributed thereby or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the contribution contemplated by the Rollover Letter in a manner that would reasonably be expected to (i) materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) or the contribution contemplated by the Rollover Letter (or satisfaction of the conditions to such contribution) on the Closing Date or (ii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive documents with respect thereto or the Rollover Letter. Subject to this Section 5.5 and provided that the representations set forth in Section 4.5 shall be true and correct giving effect to such amendment, Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, and may amend the Equity Funding Letters to add co-investors that have not executed the Equity Funding Letter as of the date hereof. Parent shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5 and Articles VII and VIII, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.5(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, waived or replaced (including pursuant to alternative financing arrangements) by this Section 5.5(a). Each of Parent and Merger Sub shall use its commercially reasonable efforts (i) to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable to Parent, Merger Sub or the Company than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (ii) to satisfy all conditions to funding in the Debt Commitment Letter applicable to it and consummate the Financing in accordance with the terms of the Financing Letters at the Closing, (iii) to satisfy all conditions to contribution contemplated by the Rollover Letter applicable to it and consummate the contribution of equity in accordance with the terms of the Rollover Letter at the Closing and (iv) to comply with its obligations under the Financing Letters and the Rollover Letter. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive documents for the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to Parent, Merger Sub or the Company (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to (1) amend or waive any of the terms or conditions hereof, or (2) consummate the Closing any earlier than the next business day after the final day of the Marketing Period.

(b) The Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to provide, at Parent’s sole expense, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Debt Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Debt Financing, the “Available Debt Financing”) and the other Transactions, including (i) furnishing Parent and Merger Sub and their Available Debt Financing sources as promptly as practicable with all historical financial and other pertinent historical information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent, including all historical financial statements and historical financial and other data, with respect to the Company and its Subsidiaries and of the type reasonably determined by Parent to be required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Available Debt Financing at the time during the Company’s fiscal year such offerings will be made (ii) furnishing Parent and Merger Sub and their Available Debt Financing sources as promptly as practicable with historical information relating to the Company and its Subsidiaries (including such information which Parent has determined is necessary for the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries customary for such financing or reasonably necessary for the syndication of the Available Debt Financing by the Available Debt Financing sources) to the extent reasonably requested by Parent to assist Parent in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Available Debt Financing, (iii) furnishing all financial statements expressly required by the Debt Commitment Letter within the time periods specified therein (the information, financial statements, business and other financial data and financial information referred to in clauses (i), (ii) and (iii) above shall be referred to as the “Required Information”), (iv) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Debt Financing, (v) assisting with Parent’s preparation of materials for rating agency presentations, offering documents, offering circular or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Available Debt Financing; provided that any private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and; provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (vi) to assist and cooperate with Parent’s obtaining of accountant’s comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (viii) assisting with the execution and delivery of any pledge and security documents, other definitive financing documents or other certificates, or documents as may be requested by Parent, (ix) assisting in (A) the preparation of and entering into one or more credit agreements, purchase agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Available Debt Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (x) providing authorization letters to the Available Debt Financing sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Available Debt Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (xi) using its commercially reasonable efforts to ensure that the Available Debt Financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (xii) cooperating reasonably with Parent’s Available Debt Financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xiii) using its commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (xiv) using commercially reasonable efforts to assist Parent with the obtaining of a public corporate family rating from Moody’s Investor Services, a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities and notes from each of such rating agencies and (xv) facilitating the consummation of the Available Debt Financing and the direct borrowing or incurrence of all proceeds of the Available Debt Financing, by the Surviving Corporation concurrently with the Effective Time; provided, however, that, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Debt Financing prior to the Effective Time. The Company shall, and shall cause its Subsidiaries, to make any cash and cash equivalents available to the Parent and/or Merger Sub at the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

Section 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and made in accordance with Section 5.2 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available, (i) monthly financial statements, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, and (ii) any update of its outlook for the quarter or the balance of the fiscal year, as it may prepare for management’s internal use. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated as of September 19, 2011, between the Company and Insight Venture Management LLC (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or any assets of the Company or any Subsidiary that are material to the ongoing operations of the Company or such Subsidiary in the ordinary course of business.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the

Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification (and advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect, and Parent shall cause the Surviving Corporation and its Subsidiaries to maintain such rights to indemnification (and advancement of expenses) and exculpation provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended (whether by merger, consolidation or otherwise), repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a). Notwithstanding anything to the contrary contained in this Section 5.9(a) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 5.9(a) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(b) The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnitee; provided, however, that neither Parent nor the Surviving Corporation (i) shall be liable for any settlement effected without Parent’s written consent or (ii) shall be liable for the fees and expenses of more than one counsel in addition to any local counsel. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor policies, issued by reputable and financially sound insurers, of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; provided, however, that Parent shall not be obligated to make aggregate annual premium payments for such insurance to the extent such premiums exceed 300% of the current aggregate annual premium (such 300% threshold, the “Maximum Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Maximum Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase, for an aggregate amount not to exceed six times the Maximum Premium, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(b) and the Surviving Corporation and Parent shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of their obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her successors, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and its Subsidiaries who continue to be employed by the Parent and its Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages and short-term cash incentive compensation opportunities that are substantially comparable in the aggregate to the annual base salary or base wages and short-term cash incentive compensation opportunities provided to Company Employees immediately prior to the Effective Time and (ii) benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, to such benefits (excluding equity based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period or shall prohibit the Parent or its Subsidiaries from terminating the employment of any Company Employee.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan) under the employee benefit plans of Parent and its Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Closing, the Parent and the Company shall cooperate in good faith to develop appropriate communications to employees of the Company and its Subsidiaries. Prior to making any written or material broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(d) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute (or be construed as) the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Person (including for the avoidance of doubt any current or former employee or any other individual associated therewith) shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

Section 5.12 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such settlement (relating to monetary amounts or relief and/or adverse disclosure) shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.13 SEC Filings. Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC.

Section 5.14 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked or be revoked prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained; and

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions shall have been filed or been obtained, without imposition of any conditions that would be material relative to the aggregate Merger Consideration, or occurred, as of the Effective Time, other than such authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain, file or occur, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect; and

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.3(a), (b) and (d) and 3.15 shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Sections 3.2(a), (b) and (c), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects (it being understood that any inaccuracy or inaccuracies shall not be deemed “material” for purposes of this Section 6.2(a)(ii) unless greater than $10,000,000 individually or in the aggregate) at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Section 3.21, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all but de minimus respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) set forth in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.2(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred, and be continuing, since the date of the Agreement.

(d) NASDAQ Listing. On the Closing Date the Company Common Stock shall be listed on The Nasdaq Global Select Market.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before September 8, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause or resulted in the failure to obtain the Company Stockholder Approval; or

(c) by Parent:

(i) if: (A) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Company by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination (or, if earlier, the Outside Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach, if curable by the Company, shall not have been fully cured by the Company within ten (10) days following receipt by the Company of written notice of such breach (or, if earlier, the Outside Date); provided, that Parent must exercise the right to terminate pursuant to clause (B) of this Section 7.1(c)(i) prior to receipt of the Company Stockholder Approval; or

(ii) if: (A) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Company Board shall have effected a Change of Recommendation; (C) the Company Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within ten business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Company Stockholder Meeting; (D) the Company enters into a Company Acquisition Agreement; or (E) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; provided that, with respect to Sections 7.1(c)(ii)(A), (B) or (C), or (E) as it relates to (A) – (C), Parent must exercise the right to terminate prior to receipt of the Company Stockholder Approval;

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by Parent or Merger Sub by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination (or, if earlier, the Outside Date); provided, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or Sections 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3; or

(iii) if (A) the Marketing Period has ended and after the end of the Marketing Period the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or waived, (C) the Company has delivered written notice to Parent after the end of the Marketing Period of the satisfaction or waiver of such conditions and such confirmation and (D) the Merger shall not have been consummated within three business days after the delivery of such notice.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b), and the Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except the Company or the Parent may have liability as provided in Section 7.3.

Section 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, have become publicly known and not have been withdrawn after the date hereof and prior to the Company Stockholders Meeting (or prior to the termination of this Agreement if there has been no Company Stockholders Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Takeover Proposal or any such Takeover Proposal is consummated; provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Stockholders Meeting the Company Board has made a Change of Recommendation;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the applicable Termination Fee (as defined below), plus up to $7,000,000 in documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”); provided that the Company shall not be required to pay the Parent Expenses in the event that the Parent Expenses have been paid pursuant to Section 7.3(b), by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within two business days after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii) or (z) in the case of only Section 7.3(a)(i), two business days after the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $6,300,000, except that in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) prior to the No-Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $4,200,000. In the event that Parent shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(b), the receipt of the applicable Termination Fee and Parent Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.8.

(b) In the event that:

(i) The Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i);

then in any such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within 2 business days) following the delivery by Parent of an invoice therefor, all Parent Expenses. The expenses payable pursuant to this Section 7.3(b) shall be paid by wire transfer of same day funds within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(b). The payment of the expense reimbursement pursuant to this Section 7.3(b) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 7.3(a).

(c) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(d)(i); or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(iii);

then in any such event under clause (i) or (ii) of this Section 7.3(c), if at such time, all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to this Section 7.3(c)), then Parent shall pay to the Company a termination fee of $9,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company shall receive full payment pursuant to this Section 7.3(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Notwithstanding the foregoing sentence, in the event that Company shall terminate this Agreement pursuant to Section 7.1(d)(i) due to a Parent Financing Breach or an intentional or willful breach by Parent or Merger Sub that is the proximate cause of the failure of a closing condition set forth in Article VI, then in each case the payment of the Parent Termination Fee pursuant to this Section 7.3(c) shall not relieve or release Parent or Merger Sub from any additional liability, up to a maximum of $18,000,000 (inclusive of the Parent Termination Fee previously paid) (the “Damages Remedy Cap”), for any and all actual losses suffered or incurred by the Company or its stockholders as a result of such breach solely with respect to any legal proceedings formally commenced within 120 days following such termination of this Agreement (the “Damages Remedy”).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3 (other than with respect to a Damages Remedy), and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action (other than with respect to a Damages Remedy) which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 7.3 (other than with respect to a Damages Remedy), such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 8.8, the Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Guaranty in respect thereof and the Company’s right to pursue the Damages Remedy, shall be the sole and exclusive remedies of the Company, its Subsidiaries, and the stockholders of the Company against Parent, Merger Sub, the Guarantors, the parties to the Rollover Letter or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent and Merger Sub shall remain subject to a Damages Remedy and Parent also shall be obligated with respect to Section 7.3(d)). Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights set forth in Section 8.8, Parent’s right to receive payment from the Company of (i) the Parent Expenses pursuant to Section 7.3(b) and/or (ii) the applicable Termination Fee and Parent Expenses pursuant to Section 7.3(a) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated with respect to Section 7.3(d)); provided, that, in the event that Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) due to an intentional or willful breach by the Company, then payment of the Termination Fee and/or Parent Expenses shall not relieve or release the Company from any additional liability, up to a maximum of $12,600,000 (inclusive of the Termination Fee previously paid), for any and all actual losses suffered or incurred by Parent as a result of such breach solely with respect to any legal proceedings formally commenced within 120 days following such termination of this Agreement. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, or the Damages Remedy Cap, as applicable, and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Parent Termination Fee or the Damages Remedy Cap, as applicable, under Section 7.1(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any money damages, including, but not limited to, all or any portion of the Parent Termination Fee or the Damages Remedy.

(f) Notwithstanding anything herein to the contrary, the Company (and any of its stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) hereby waives any rights or claims against any Financing source or any of the stockholders, partners, members, Affiliates, directors, officers, employees or agents of the Parent or any Financing source, and any of their respective Affiliates and any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents (collectively, “Financing Source Parties”), in connection with this Agreement or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise; provided, that the Company shall be entitled to seek payment of the Parent Termination Fee in accordance with Section 7.3(c) and to seek specific performance pursuant to Section 8.8, subject to the terms and limitations thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not (i) affect the obligations of any of the Financing Source Parties under the definitive Debt Commitment Letters, or any Equity Provider under the applicable Equity Funding Letter, the Rollover Investor under the Rollover Letter or any Guarantor under the Guaranty or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter, together with the other instruments referred to herein, including Financing Letters, the Rollover Letter, the Confidentiality Agreement and the Guaranty (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Designated Consideration; (ii) the provisions set forth in Section 5.9 of this Agreement; and (iii) the rights of the Parent Related Parties, the Company Related Parties and the Financing Source Parties under Section 7.3, Section 8.7 and Section 8.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing sentence, it is explicitly agreed that the Company shall be a third party beneficiary of the Equity Commitment Letter (or if superseded thereby, of any definitive financing agreement related thereto) to the extent expressly set forth therein. Without limiting the generality of the foregoing, it is explicitly agreed that the Company shall be entitled to cause Parent and Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent and Merger Sub to consummate the transactions contemplated thereby, including to effect the Merger in accordance with this Agreement, on the terms and conditions set forth in Section 8.8.

Section 8.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the providers of the debt financing contemplated in the Debt Financing Letter, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Notwithstanding the foregoing, it is explicitly agreed that, in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund and consummate the Merger or to cause the contribution contemplated by the Rollover Letter, the Company shall only be entitled to seek an injunction, specific performance or other equitable remedies if (i) the Marketing Period has ended and all conditions in Section 6.1 and 6.2 have been satisfied (or are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the contribution contemplated by the Rollover Letter to be made, (ii) Available Debt Financing has been or will be funded at the Closing if the Equity Financing is funded at the Closing and the contribution contemplated by the Rollover Letter is made at Closing, (iii) in the case where an injunction, specific performance or other equitable remedies are sought in connection with the Equity Financing, the contribution provided for in the Rollover Letter has been made or will be made at the Closing if the Equity Financing is funded at the Closing and, in the case where an injunction, specific performance or other equitable remedies are sought in connection with the Rollover Letter, the Equity Financing has been funded or will be funded at Closing if the contribution contemplated by the Rollover Letter is made and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and the contribution contemplated by the Rollover Letter is made, then the Closing pursuant to Article II will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Attention:    General Counsel

Facsimile:    (212) 728-9272

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:    Gordon R. Caplan, Esq.

Facsimile:    (212) 728-9266

If to the Company, to:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Attention:    General Counsel

Facsimile:    (949) 754-8799

with a copy (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

1313 N. Market Street, 6th Floor

Wilmington, DE 19801

Attention:    Mark A. Morton, Esq.

Facsimile:    (302) 778-6078

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention:    Charles K. Ruck

Facsimile:    (714) 755-8290

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the submission of Takeover Proposals or amendments thereto to the Company Board or other Special Committee.

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, officers, directors, consultants or other service providers (whether current, former or retired) or their dependents, spouses, or beneficiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, termination, severance, retention, change in control or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plans, programs, policies, agreements or arrangements that are required by applicable Law.

“Company Stock Plans” means the Company’s 1999 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan, the Company’s 2008 Stock Incentive Plan, the Aelita Software Corporation Omnibus Stock Option Plan, the Imceda Software, Inc. 2004 Stock Plan, the Vintela, Inc. 2003 Stock Option Plan, and the VKernel Corporation 2007 Equity Incentive Plan.

“Compliant” means, with respect to the Required Information, that (i) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act which are applicable to historical financial statements and historical descriptions and which are required for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Encumbrance” means any mortgage, deed of trust, lease, license (other than a non-exclusive license regarding Intellectual Property issued in the ordinary course of business), condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“Environmental Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws for the operation of the businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Failure” means the failure of the Available Debt Financing to be funded at the Closing following the end of the Marketing Period and the satisfaction of all conditions in Section 6.1 and Section 6.2 (or such conditions being capable of being satisfied upon the Closing).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights of any type or nature, however denominated, including, without limitation, (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and other indicators of source or origin (collectively, “Marks”), and all goodwill associated with the foregoing; (ii) writings, drawings, mask works, computer programs, data, databases, and all copyrights and protections for the forging, whether registered or unregistered; (iii) trade secrets and other confidential or non-public information having independent economic value from not being generally known and not readily ascertainable by proper means, including, without limitation in technology, inventions, discoveries, know-how, formulas, and processes; (iv) patents, patent applications, provisional applications, continuations, divisional, reissues, and reexaminations; (v) Internet Web sites, domain names, and applications or registrations therefor; and (vi) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world.

“Knowledge” means, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed in Section 8.12 of the Company Disclosure Letter.

“Liens” means any pledges, claims, liens, licenses (other than any non-exclusive license regarding Intellectual Property issued in the ordinary course of business), charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Marketing Period” means the first period of 18 consecutive business days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.5, and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement above to provide the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (b) all conditions set forth in Section 6.1 and Section 6.2 (other than (x) the conditions set forth in Section 6.1(a) and Section 6.1(b) which need to be satisfied no later than five business days prior to the end of the Marketing Period and (y) those conditions that by their terms are to be satisfied at the Closing, which need only be satisfied at the Closing, as the case may be) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such 18 consecutive business day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the mailing of the Proxy Statement or (B) if, on or prior to the completion of such 18 consecutive business day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements above with respect to the Required Information would be satisfied on the first day, throughout and on the last day of during such new 18 consecutive business day period or (y) the Required Information would not be Compliant at any time during such 18 consecutive business day period, in which case a new 18 consecutive business day period shall commence upon Parent receiving updated Required Information that would be Compliant, and the requirements above with respect to the Required Information would be satisfied on the first day, throughout and on the last day of such new 18 consecutive business day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” means any effect, change, event, state of fact, development, circumstance or occurrence (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events, circumstances, states of facts or developments, would or would reasonably be expected to (i) have a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) prevent or materially impair or delay, beyond the Outside Date the consummation of the Transactions, other than, in the case of clause (i), any effect, change, event, state of facts, development, circumstance or occurrence (A) generally affecting (1) the industry or industries in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards, (2) the announcement or existence of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and 3.4), (3) acts of war (whether declared or not declared), sabotage, terrorism, other hostilities or political conditions, or any escalation or worsening of any such events, (4) earthquakes, hurricanes, tornados or other natural disasters or force majeure events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or expressly requested in writing by Parent or Merger Sub, (6) any change in the market price, or change in trading volume, of the capital stock of the Company, (7) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings or other financial measure in and of itself (for the avoidance of doubt, the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Material Adverse Effect), (8) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions, and (9) the announcement of any change in the Company’s current senior management, and (10) any item set forth in the Company Disclosure Letter; provided, however, that any effect, change, event, circumstance or occurrence referred to in clauses (A) or (B)(1), (3) or (4) shall be taken into account in determining whether or not there has been a Material Adverse Effect only if such effect, change, event, circumstance, state of fact or development does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionately greater manner as compared to other participants in the industry or industries in which the Company and its Subsidiaries operate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industry or industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses).

“Owned Intellectual Property” means, (i) in the case of Software, all Owned Software, and (ii) in the case of all other Intellectual Property, all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Software” means all Software for which rights to source code and related documentation are owned by the Company or any of its Subsidiaries.

“Parent Financing Breach” means (i) an action by Parent or Merger Sub constituting a breach of Section 5.5(a) or (ii) other act of interference or collusion by Parent or Merger Sub with a Financing source, in the case of clauses (i) and (ii), solely to the extent such breach, interference or collusion was intentional and was the proximate cause of a Financing Failure.

“Parent Material Adverse Effect” means any effect that would individually or in the aggregate, prevent, materially impair or delay beyond the Outside Date the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Permitted Encumbrances” means, with respect to any parcel of real property, (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Company Real Property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, which are not violated by the current use and operation of such real property.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, and (c) such other Liens, encumbrances or imperfections which arise in the ordinary course of business that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Qualified Go-Shop Bidder” means any Person or group (including any Person who becomes part of the group after the No-Shop Period Start Date) from whom the Company or any of its Representatives receives a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with the Company’s financial and legal advisors, constitutes, or is reasonably expected to lead to, a Superior Proposal.

“Registered Intellectual Property” means all Owned Intellectual Property registered, filed, or issued under the authority of, with, or by any Governmental Authority or domain name registrar, including all patents, utility models, industrial designs, registered copyrights, registered Marks, registered domain names, and all applications for any of the foregoing.

“Software” means computer software or firmware programs, modules, libraries, code, or other components, and documentation for the forgoing.

“Subsidiary” when used with respect to any party, means, other than any entity listed in Section 8.12 of the Company Disclosure Letter, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Unvested Option” means each Option outstanding and unexercised as of immediately prior to the Effective Time that is unvested and may not be exercised by the holder thereof prior to the Closing Date or on account of the Closing.

“Vested Option” means (i) each Option outstanding and unexercised as of immediately prior to the Effective Time that is vested and may be exercised by the holder thereof prior to the Closing Date or becomes vested on account of the Closing, and (ii) each Option outstanding and unexercised as of immediately prior to the Effective Time that is held by a non-employee director of the Company, whether or not vested at such time.

The following terms are defined in the Section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Action	Section 3.7
Agreement	Preamble
Antitrust Laws	Section 5.4(a)
Available Debt Financing	Section 5.5(b)
Balance Sheet Date	Section 3.5(c)
Book-Entry Shares	Section 2.1(c)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.2(f)
Claim	Section 5.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Acquisition Agreement	Section 5.2(e)
Company Adverse Recommendation Change	Section 5.2(e)
Company Approvals	Section 3.4
Company Balance Sheet	Section 3.5(c)
Company Board	Preamble
Company Board Recommendation	Section 5.2(e)
Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Employees	Section 5.11(a)
Company Leases	Section 3.16(c)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.16(c)
Company Related Parties	Section 7.3(e)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.3(a)
Confidentiality Agreement	Section 5.7
Contract	Section 3.3(c)
Customers	Section 3.18
Damages Remedy	Section 7.3(c)
Damages Remedy Cap	Section 7.3(c)

Terms Not Defined in this Section 8.12	Section
Debt Commitment Letter	Section 4.5
Debt Financing	Section 4.5
Debt Financing Conditions	Section 4.5
Designated Consideration	Section 2.4(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.3
Dissenting Stockholders	Section 2.3
Effective Time	Section 1.3
Equity Financing	Section 4.5
Equity Financing Conditions	Section 4.5
Equity Funding Letter	Section 4.5
Equity Provider	Section 4.5
Exchange Act	Section 3.2(d)
FCPA	Section 3.8(c)
Filed SEC Documents	Article III
Financing	Section 4.5
Financing Conditions	Section 4.5
Financing Letters	Section 4.5
Financing Source Parties	Section 7.3(f)
Foreign Company Plan	Section 3.11(a)
Go-Shop Period	Section 5.2(a)
Guarantor	Preamble
Guaranty	Section 4.6
Indemnitee	Section 5.9(a)
Laws	Section 3.8
Majority Stockholder Approval	Section 3.3(d)
Material Contract	Section 3.17(a)
Maximum Premium	Section 5.9(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
No-Shop Period Start Date	Section 5.2(b)
New Plans	Section 5.11(b)
Old Plans	Section 5.11(b)
Option	Section 2.4(a)(ii)
Outside Date	Section 7.1(b)(i)

Terms Not Defined in this Section 8.12	Section
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	Section 7.3(a)
Parent Related Parties	Section 7.3(e)
Parent Termination Fee	Section 7.3(c)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Proxy Statement	Section 3.4
Representatives	Section 5.2(a)
Required Information	Section 5.5(b)
Restraints	Section 6.1(d)
Restricted Stock Unit	Section 2.4(a)(iii)
Rollover Investment	Section 4.5
Rollover Investment Conditions	Section 4.5
Rollover Investor	Section 4.5
Rollover Letter	Section 4.5
Rollover Shares	Section 2.1(b)
RSU Vesting Event	Section 2.4(d)
Sarbanes-Oxley Act	Section 3.5(a)
Schedule 13E-3	Section 3.5(e)
SEC	Section 3.4
Securities Act Solvent	Section 3.2(e) Section 4.7
Special Committee	Preamble
Superior Proposal	Section 5.2(i)
Suppliers	Section 3.18
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.2(h)
Tax	Section 3.10(k)
Tax Returns	Section 3.10(k)
Termination Fee	Section 7.3(a)
Transactions	Preamble
U.S. Company Plan	Section 3.11(a)

Section 8.13 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

EXPEDITION MERGER SUB, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Name: David Cramer
Title: VP, General Counsel & Secretary

EXHIBIT A

FORM OF ROLLOVER LETTER

March 8, 2012

Expedition Holding Company, Inc.

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Equity Providers”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Expedition Holding Company, Inc., a Delaware corporation (“Parent”) in exchange for the equity of Parent described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Quest Software, Inc. (the “Company”), Parent and Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. The parties hereto acknowledge and agree that, as an integral part of the Merger, (i) the transfer by the Equity Providers of Company Common Stock to Parent in exchange for stock of Parent, pursuant to the terms of this Agreement, and (ii) the transfer by the Sponsors (as defined below) of cash to Parent in exchange for stock of Parent, pursuant to the terms of the Equity Funding Letter, are collectively intended to qualify as transfers within the meaning of Section 351(a) of the Code. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Equity Commitment. Each Equity Provider hereby commits (its “Equity Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Effective Time, following the funding of the Shareholder Loan (as defined in the Debt Commitment Letter) from the proceeds of the Equity Financing and/or the Debt Financing and substantially concurrently with the funding of the Debt Financing and the Shareholder Loan and following the repayment of the Existing Loan (as defined in the Transaction Support Agreement) with the proceeds of the Shareholder Loan and the release by the lenders under such Existing Loan of all applicable Liens on such Rollover Contribution Shares existing pursuant to the Existing Loan, all of the shares of Company Common Stock set forth beside his or its name on Schedule A hereto, unless otherwise noted therein (the aggregate amount of such Company Common Stock, the “Rollover Contribution Shares”) in exchange for a pro rata (in kind and amount) share of Class A Common Stock, par value $0.01 per share, of Parent (the “Class A Common Stock”) based on the value of the aggregate equity contributions to Parent made in connection with the Merger at or prior to the Effective Time and assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration. The Class A Common Stock shall be issued in accordance with and subject to the terms and conditions set forth in that certain Stockholders Agreement to be entered into on the Closing Date by and among Parent, Sponsors, the Equity Providers and certain other investors specified therein (the “Stockholders Agreement”), in substantially the form attached to the Transaction Support Agreement (as defined below). The capital stock of the Parent issuable to the Equity Providers and each other party providing Equity Financing shall be in the amounts and in the classes set forth on Schedule B attached hereto. Each Equity Provider hereby agrees that he or it shall use reasonable efforts to ensure that no portion of the Rollover Contribution Shares shall be transferred or otherwise disposed prior to the Closing other than pursuant to an Excluded Transfer (as defined in the Transaction Support Agreement), including, without limitation, pursuant to any foreclosure with respect to any Rollover Contribution Shares that are pledged as collateral to secure indebtedness of any Equity Provider; provided, that no Equity Provider shall, in connection with such reasonable efforts, be required to refinance such indebtedness on terms that (i) are materially less favorable to such Equity Provider or (ii) require any such Equity Provider to post any collateral other than Rollover Contribution Shares or incur any expense (other than any expense that is reasonable or customary for the refinancing of a loan of this type) to consummate such refinancing.

2. Option and RSU Commitment. Each Equity Provider hereby acknowledges and agrees that immediately prior to the Effective Time, (i) each of the Options and Restricted Stock Units set forth beside his or its name on Schedule A hereto (such Options and Restricted Stock Units, the “Rollover Equity Awards”) will be exchanged for a stock option (a “Parent Option”) or restricted stock unit (a “Parent RSU” and, together with the Parent Options, the “Parent Equity Awards”), as applicable, pursuant to and subject to the terms provided herein, in the Stockholders Agreement and in Parent’s stock incentive plan (such plan to be adopted prior to the Effective Time with such customary terms and conditions appropriate for a private company as are mutually agreed upon by each Equity Provider and Parent, and as amended from time to time in accordance with the provisions thereof, the “Plan”), with respect to the number of shares of equity of Parent as set forth on Schedule A hereto and, if applicable, with an exercise price per share of equity of Parent as set forth on Schedule A hereto, in each case subject to adjustment pursuant to the Plan in respect of transactions occurring after the Effective Time (its “Equity Award Commitment” and, together with the Equity Commitment, the “Commitments”), and (ii) any Options and Restricted Stock Units not otherwise set forth on Schedule A hereto shall be cancelled as of the Effective Time without payment therefor and have no further force or effect. The exchange of an Option for a Parent Option is intended to qualify as an option substitution under Treas. Reg. §1.409A-1(b)(5)(v)(D) and will be construed accordingly. Without limiting the foregoing, (i) the Parent Equity Awards will, to the extent not vested as of the Effective Time, continue to vest in accordance with the vesting schedule set forth in the corresponding Rollover Equity Award; (ii) the Parent Options will expire not later than the latest date on which the corresponding Option would have expired; (iii) the Parent Options will remain subject to the post-termination provisions applicable to the corresponding Option; and (iv) the Parent Equity Awards will be governed in all respects by the terms of the corresponding Option and Restricted Stock Unit, except for (A) the number and type of shares of equity of Parent subject to the Parent Option, (B) the exercise price of the Parent Option, (C) the provisions of the Plan applicable to governance, amendment, termination, administration, interpretation, transfer restrictions, drag along rights, voting proxies and similar matters, to the extent not inconsistent with the terms of the Stockholders Agreement, and (D) all other provisions of the Plan that as applied to the Parent Option would not be treated as inconsistent with satisfaction of the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D). The Equity Provider acknowledges and agrees that the provisions of Section 2 of the Merger Agreement shall not apply to the Rollover Equity Awards and that the consummation of the Merger in accordance with the terms of the Merger Agreement will not result in any accelerated vesting of the Rollover Equity Awards.

3. Conditions. The Commitments shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), as determined by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (collectively, the “Sponsors”), or as determined by a court enforcing a Sponsors’ or the Equity Providers’ equity commitments in a proceeding in accordance with Section 8.8 of the Merger Agreement, (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and the Rollover Investment is made at Closing, (iv) the substantially simultaneous closing of the contributions contemplated by each of the Equity Funding Letters (subject only to the funding of the Debt Financing and the receipt of the Rollover Investment at Closing), (v) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) the funding of the Shareholder Loan in accordance with the terms of the Financing Letters, and (vii) the Transaction Support Agreement, dated as of the date hereof, by and among Sponsors, the Equity Providers, Parent and Merger Sub (the “Transaction Support Agreement”) has not been terminated due to the occurrence of a Consent Triggering Event (as defined in the Transaction Support Agreement).

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Sponsors and the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Equity Providers in accordance with the terms of this Agreement and the Merger Agreement.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Sponsors, (ii) the Company pursuant to the Company’s right to seek specific performance of the Parent’s obligation to enforce each of the Equity Providers’ obligation to fund the Commitments in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or

(iii) the Company directly seeking specific performance of each Equity Provider’s obligation to fund its Commitments under the circumstances and only under the circumstances in which the Company would be permitted by Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce each Equity Provider’s obligation to fund its Commitments. Each Equity Provider agrees that irreparable damage may occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed by him or it in accordance with its specific terms or were otherwise breached. Each Equity Provider agrees that, in the event of any breach or threatened breach by it or him of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach will cause Parent and/or the Company to sustain damages for which they would not have an adequate remedy at law for money damages, and thus Parent and/or the Company shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or agreement and (b) an injunction restraining such breach or threatened breach. Each Equity Provider further agrees that neither Parent nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and each Equity Provider irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of Parent, the Equity Providers, the Sponsors and the Company. Together with the Transaction Support Agreement and the Guaranty, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Providers or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby or thereby. No transfer of any rights or obligations hereunder (including with respect to the contribution, transfer and delivery of the Rollover Contribution Shares and Rollover Equity Awards) shall be permitted without the consent of Parent, the Equity Providers and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by any Equity Provider, Parent, any Sponsor or the Company except with the prior written consent of each of the parties hereto in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger provided, that the disclosing Equity Provider or the Company, as applicable, will, to the extent not prohibited by applicable Law, provide Parent an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) to an Equity Provider’s, Parent’s or the Company’s Affiliates and Representatives who may need to know of the existence of this Agreement (iii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by the Equity Provider, the Company or any other Person or (iv) pursuant to any litigation relating to the Merger Agreement or the transactions contemplated thereby.

10. Termination. The obligation of the Equity Providers under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clauses (ii) or (iii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Equity Providers of any obligations finally determined or agreed to be owed by the Equity Providers, consistent with the terms hereof).

11. No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent (or any successor or assign of Parent) without the Equity Providers’ and the Company’s prior written consent, which consent may be withheld for any or no reason, and no such consent in a given instance shall constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitments in contravention of this Section 11 shall be void.

12. Representations and Warranties of each Equity Provider. Each Equity Provider hereby represents and warrants with respect to itself to Parent that (a) if such Equity Provider is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) if such Equity Provider is a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement; (d) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of such Equity

Provider, (ii) violate any applicable Law or judgment applicable to it or him, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which such Equity Provider is a party; (e) it or he had access to all of the information they required in order to evaluate its investment in Parent; (f) it or he is an “accredited investor” within the meaning of Rule 501 under the United States Securities Act of 1933, as amended (the “1933 Act”), as amended, including by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (g) it or he is acquiring the equity of Parent described in Section 1 for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof; and (h) it or he understands that the shares of Parent have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, that Parent has no obligation or intention to register such shares under the 1933 Act or United States state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that it or he must therefore bear the economic risk of holding shares in the Company for an indefinite period of time.

13. Representations and Warranties of Parent. Parent hereby represents and warrants with respect to itself to each Equity Provider, as of the date hereof and again on the Closing Date, that (a) Parent has all corporate and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Parent has been duly and validly authorized and approved by all necessary corporate organizational action and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with the terms of this Agreement; (c) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of Parent, (ii) violate any applicable Law or judgment applicable to Parent, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which Parent is a party (including the Merger Agreement, the Transaction Support Agreement or any other document or agreement referenced herein or therein); (d) each of the Merger Agreement, the Transaction Support Agreement, the Debt Commitment Letter and the Equity Funding Letters are in full force and effect, and Parent is not in breach of any provision thereof; (e) the Debt Commitment Letter, together with the Equity Financing, includes an amount sufficient to fund the Shareholder Loan substantially simultaneously with the Closing; (f) the Shareholder Loan shall be funded in accordance with the terms of the Financing Letters and (g) Parent has been authorized to, and has committed to enter into the Stockholders Agreement effective upon the Closing Date.

[signature page follows]

EQUITY PROVIDERS:

Vincent Smith

Vincent C. Smith Annuity Trust 2010-1

By:
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2010-2

By:
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2011-1

By:
Name: Vincent Smith
Title: Trustee

Agreed to and accepted:

EXPEDITION HOLDING COMPANY, INC.

Name:
Title:

[Signature Page to Rollover Commitment Letter]

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUEST SOFTWARE, INC.

* * * * * * * *

ARTICLE I

The name of the corporation (the “Corporation”) is:

Quest Software, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company, in the county of New Castle.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held. Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Common Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

Section 7.1 The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 7.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

Section 7.3 Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.4 The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

Section 7.5 Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

Section 7.6 No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) under Section 174 of the General Corporation Law of the State of Delaware; or

(d) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation as of the date first written above

Richard Wells

Michael Triplett

EXHIBIT C

FORM OF AMENDED AND RESTATED BYLAWS

OF

QUEST SOFTWARE, INC.

********

ARTICLE I

OFFICES.

The registered office of Quest Software, Inc., a Delaware corporation (the “Corporation”), shall be located in the State of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation (as the same may be amended from time to time, the “Certificate of Incorporation”). The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS.

Section 2.1 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as may be designated by the Board of Directors, and set forth in the notice of such meeting. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2.2 Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors or the President, and shall be called by the President at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 2.3 Notice of Meetings. Written notice of the time and place of any stockholders’ meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery, by electronic transmission in accordance with Section 232 of the Delaware General Corporation Law (the “DGCL”) or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 2.4 Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

Section 2.5 Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time, by a majority vote of the stockholders present or represented by proxy and entitled to vote, without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 2.6 Voting List. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, for the examination by any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 2.7 Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one (1) vote for each share of stock registered in his name on the record of stockholders. Except as may provided by law, the Certificate of Incorporation, these Bylaws or any stock exchange or regulatory body applicable to the Corporation, each matter brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.8 Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 2.9 Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. An electronic transmission by a shareholder consenting to an action to be taken is considered to be written, signed, and dated for the purposes of this section if the transmission sets forth or is delivered with information from which the Corporation can determine that the transmission was transmitted by the shareholder and the date on which the shareholder transmitted the transmission. The date of transmission is the date on which the consent was signed. Consent given by electronic transmission may not be considered delivered until the consent is reproduced in paper form and the paper form is delivered to the Corporation at its registered office in this state or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded. Notwithstanding the foregoing limitations on delivery, consent given by electronic transmission may be delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded to the extent and in the manner provided by resolution of the Board of Directors of the Corporation. Any photographic, photostatic, facsimile, or similarly reliable reproduction of a consent in writing signed by a shareholder may be substituted or used instead of the original writing for any purpose for which the original writing could be used, if the reproduction is a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.10 Conduct of Meetings. The Chairman of the Board of Directors, or if there be none or if the Chairman is absent, the President shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III

DIRECTORS.

Section 3.1 Number and Qualifications. The Board of Directors shall consist initially of such number of directors as is set forth in the Statement of the Sole Incorporator, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 3.2 Election of Directors. The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3.3 Duration of Office. The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 3.4 Removal and Resignation of Directors. Except as set forth in the Certificate of Incorporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 3.5 Filling of Vacancies. Except as otherwise set forth in the Certificate of Incorporation, any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum; provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and provided, further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase. Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 3.6 Regular Meetings. The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by a majority of directors.

Section 3.8 Notice and Place of Meetings. Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 3.9 Business Transacted at Meetings, etc. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 3.10 Quorum. A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law, the Certificate of Incorporation or these Bylaws. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

Section 3.11 Compensation. Members of the Board of Directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.12 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.13 Meetings Through Use of Communications Equipment. Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV

COMMITTEES.

Section 4.1 Committees. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers and perform such duties as shall be determined and specified by the Board of Directors in the resolution of appointment. Subject to the Certificate of Incorporation, any member of such a committee may be removed at any time, with or without cause, by the Board of Directors. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors.

Section 4.2 Resignation. Any member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.3 Quorum. A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 4.4 Record of Proceedings, etc. Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 4.5 Organization, Meetings, Notices, etc. A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 4.6 Compensation. The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V

OFFICERS.

Section 5.1 Number. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 5.2 Election, Term of Office and Qualifications. The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. The Chairman of the Board of Directors, if any, shall be a director of the Corporation, and should he cease to be a director, he shall ipso facto cease to be such officer. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 5.3 Other Officers. Other officers, including a Chief Financial Officer, or one or more Vice Presidents, Assistant Secretaries, Treasurers or Assistant Treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 5.4 Removal of Officers. Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.5 Resignation. Any officer of the Corporation may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or any Vice President or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 5.6 Filling of Vacancies. A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 5.7 Compensation. The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon which power in that regard may be conferred by the Board of Directors.

Section 5.8 Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 5.9 President. In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders. The President shall have the power to call special meetings of the stockholders at any time. He shall be the Chief Executive Officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 5.10 Vice Presidents. The Vice President, or Vice Presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President, or in his absence or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice Presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 5.11 Secretary. The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

Section 5.12 Treasurer. The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer, or which may be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

ARTICLE VI

CAPITAL STOCK.

Section 6.1 Issue of Certificates of Stock. Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon; provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, have not ceased to be such officer or officers of the Corporation.

Section 6.2 Registration and Transfer of Shares. The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, the numbers of the certificates covering such shares and the dates of issue of such certificates. The shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. A record shall be made of each transfer.

For purposes of clarification, the shares of the Corporation’s capital stock and any warrants, options, rights and other instruments or securities convertible into or giving the holder thereof the right to purchase or receive shares of capital stock of the Corporation shall be issued in registered form and not in bearer form.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 6.3 Lost, Destroyed and Mutilated Certificates. The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII

DIVIDENDS, SURPLUS, ETC.

Section 7.1 General Discretion of Directors. The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any part of the surplus or net profits of the Corporation, if any, shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII

MISCELLANEOUS PROVISIONS.

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on January 1st of each year and end on December 31st of that year, or such other period as the Board of Directors may fix by resolution.

Section 8.2 Corporate Seal. The corporate seal shall be in such form as approved by the Board of Directors and may be altered by the Board of Directors as necessary. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 8.3 Notices. Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending such notice via facsimile, telegraphing, cabling or other means of electronic transmission in accordance with Section 232 of the DGCL, the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed, cabled or electronically transmitted.

Section 8.4 Waiver of Notice. Any stockholder or director may at any time (whether after or before the meeting or other event requiring the notice), by writing or by facsimile, telegraph, cable or other means of electronic transmission, waive any notice required to be given under these Bylaws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice. Any waiver signed, or given by facsimile, telegraph, cable or other means of electronic transmission, by stockholders or directors constituting a quorum for the business to be transacted shall be binding on all stockholders or directors, as applicable.

Section 8.5 Use of Electronic Transmission. The Corporation is authorized to use “electronic transmissions” as defined in the DGCL to the full extent allowed by the DGCL, including, but not limited to, for purposes of notices, proxies, waivers, resignations, and any other purpose for which electronic transmissions are permitted

Section 8.6 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 8.7 Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money that are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors, the President or any Vice President may authorize for that purpose.

Section 8.8 Voting Stock of Other Corporations. Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or any Vice President or the Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or any Vice President or the Treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8.9 Indemnification of Officers and Directors. Without limiting the rights of any and all directors or officers of the Corporation (including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation) pursuant to any contractual arrangement with the Corporation or otherwise, the Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

ARTICLE IX

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws; provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any bylaws made by the Board of Directors, and to enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.